Exhibit 99.1

WILLBROS GROUP, INC.

NEWS RELEASE	CONTACT:	Michael W. Collier Vice President, Investor Relations Willbros USA, Inc. (713) 403-8016

FOR IMMEDIATE RELEASE	Connie Dever Director Strategic Planning Willbros USA, Inc.
(713) 403-8035
WILLBROS REPORTS RESULTS FROM CONTINUING OPERATIONS
FOR SECOND QUARTER 2007
•	Contract margins rise to 12 percent

•	Backlog surpasses $1 Billion, while replacing Nigerian backlog with North American backlog

•	75 percent of backlog is cost reimbursable

•	Strengthened balance sheet with 1.3:1 debt to equity ratio

•	Progressing towards resolution with the DOJ/SEC investigations
HOUSTON, TX — August 7, 2007 — Willbros Group, Inc. (NYSE: WG) today reported its results from continuing operations for the second quarter 2007. Revenue from continuing operations for the second quarter of 2007 was $156.7 million, compared to first quarter revenue of $206.7 million. The net loss from continuing operations for the second quarter was $40.4 million or $1.47 per share compared to $3.3 million, or $0.13 per share in the first quarter. Excluding special items consisting of $24.0 million in estimated payments relating to settlement discussions with the Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”) and $15.4 million relating to the loss on early extinguishment of debt associated with the induced conversion of $52 million of the 6.5 percent Notes, the net loss from continuing operations was $1.0 million, or $0.04 per share, in the second quarter 2007. (See the tables attached to this release for reconciliations of non-GAAP financial measures.)
Randy Harl, President and Chief Executive Officer, commented, “It has been an encouraging quarter for Willbros. The second quarter results are evidence of the direct impact of Willbros securing its position to profitably execute the work we have in backlog and pursuing the robust market we see ahead. The key milestones we achieved this quarter are:
•	Achieving contract margins of 12 percent which is a significant improvement over the first quarter 2007.

•	Further solidifying our position for the unprecedented levels of activity in North America and surpassing the $1 billion level for our backlog, 75 percent of which is cost reimbursable.

•	Strengthening our balance sheet by inducing conversion of 62% of our 6.5% convertible Notes, and improving our debt to equity ratio to 1.3:1, which resulted in $15.4 million in charges for early debt extinguishment.

•	Progressing towards resolution with the DOJ/SEC investigations, which resulted in $24.0 million in charges.
We continue to anticipate improving contract margins as we execute work in our backlog which has both better pricing and better terms and conditions.”
Second Quarter 2007 Results from Continuing Operations
The Company reported revenue from continuing operations of $156.7 million down 24 percent from the first quarter of 2007. The decrease in revenue resulted from a lower utilization of personnel and equipment due to an industry-wide lull in activity in the U.S. pipeline construction market. Contract income for the second quarter 2007 was $18.9 million resulting in a contract margin of 12 percent compared to 6.2 percent in the first quarter 2007. During the second quarter 2007, we maintained idle equipment and personnel to prepare for projects that started in July. This negative impact on margins was more than offset by agreement on a number of change orders on projects in the United States and Canada. With new projects underway, the Company’s U.S. Pipeline Construction operations are at full utilization at the current level of resources.
General and Administrative costs from continuing operations were $13.4 million (or 8.6 percent of revenue) in the second quarter 2007. For the first half of 2007, G&A expense was 6.8 percent. The Company maintains its annual guidance that G&A is expected to be at the lower end of the 6 to 8 percent range as a percentage of revenue.
Backlog(1)
Backlog from continuing operations at June 30, 2007 was $1.04 billion, a 61 percent increase from the $648 million backlog at March 31, 2007, and a 73 percent increase from the end of 2006. Willbros has now replaced the entire backlog from Nigeria with less risky and more predictable backlog in North America. The Company’s backlog is 75 percent cost reimbursable compared to 45 percent at the end of 2006. Additionally, Willbros reported that it is highly confident another $70 plus million in new work will be awarded in the near term. This work is anticipated to begin in the fourth quarter and is related to its recent Midwest acquisition in Canada.
Discontinued Operations
With respect to our discontinued operations, we have been in negotiations with Ascot Offshore Nigeria Limited (“Ascot”), the purchaser of our former franchise in Nigeria, to resolve certain important post closing matters, including primarily the working capital purchase price adjustment and certain indemnity issues. We are very close to finalizing our negotiations with Ascot in the form of a Global Settlement Agreement which will facilitate even more our continuing disengagement from Nigeria. We do not anticipate a significant gain or loss on the sale of our former Nigerian operations. Upon completion of this Global Settlement Agreement, our remaining risk associated with our former Nigerian operations will be significantly reduced. We have been exploring, with our new auditors, the accounting treatment of this transaction and those analyses are not yet complete. For that reason, we are not reporting on the results of Discontinued Operations until we timely file our second quarter 10Q and at this time we anticipate a small operating income relating to our Transition Services Agreement with Ascot.
DOJ/SEC Investigations
As previously disclosed in January 2005, the Company is under investigation by the Department of Justice (“DOJ”) concerning possible violations of the Foreign Corrupt Practices Act and the Securities and Exchange Commission (“SEC”) for possible violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. These investigations stem primarily from the Company’s former operations in Bolivia, Ecuador and Nigeria. The Company is currently engaged in preliminary settlement discussions with both the DOJ and the SEC relating to their investigations. There can be no assurance as to the type and number of charges against the Company in any final resolution of these investigations, nor can there be any assurance regarding the amount of the payments, including fines and penalties, that may be imposed. Although these discussions are still preliminary, the Company recorded a charge of $24 million ($0.87 per basic and diluted share) in the second quarter of 2007. This charge represents the Company’s best estimate of the payments necessary to resolve the government investigations. The Company may be required to record an additional provision or reduce this provision if the actual settlement amount of these matters differs from the current provision. We anticipate that the terms for these payments will not materially impact the Company’s working capital position or otherwise negatively impact its compliance with debt covenants and other contractual commitments. Although the Company believes that it is moving towards a final resolution of both investigations, it is not possible to predict definitively when final resolution will occur.
6.5% Notes Conversion
In May of 2007, the Company induced conversion of $52.45 million, or 62%, of its 6.5% convertible notes. This conversion strengthens the Company’s balance sheet and improves the debt to equity ratio to 1.34:1 which has positively impacted the Company’s ability to secure performance bonds for projects in its backlog. In this transaction, the Company issued approximately 3 million shares of the Company’s common stock, made cash payments to the bondholders of $12.7 million and recorded a loss on early extinguishment of debt of $15.4 million.
CONFERENCE CALL
In conjunction with the release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Tuesday, August 7, 2007 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. Second Quarter 2007 Conference Call

When:	Tuesday, August 7, 2007 – 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 866-226-1792 and using the passcode 3231057 or asking for the Willbros call at least 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the home page.
A telephonic replay of the conference call will be available through August 22, 2007 and may be accessed by calling 800-408-3053 and using the passcode 3231057. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering, construction and engineering, procurement and construction (“EPC”) services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLES TO FOLLOW
###

WILLBROS GROUP, INC.
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Statement of Operations Data
Contract revenue
Construction	$111,949	$87,235	$282,654	$166,383
Engineering	20,801	19,924	40,456	35,405
EPC	23,993	11,969	40,342	24,927

	156,743	119,128	363,452	226,715

Contract cost
Construction	99,558	78,551	264,562	155,260
Engineering	14,543	15,734	30,132	29,306
EPC	23,768	11,462	37,007	22,644

	137,869	105,747	331,701	207,210

Contract income
Construction	12,391	8,684	18,092	11,123
Engineering	6,258	4,190	10,324	6,099
EPC	225	507	3,335	2,283

	18,874	13,381	31,751	19,505
Depreciation and amortization	4,310	2,924	7,766	5,915
General and administrative	13,422	11,636	24,847	22,041
Government fines and penalties	24,000	—	24,000	—

Operating loss	(22,858)	(1,179)	(24,862)	(8,451)

Other income (expense):
Interest — net	(187)	(1,787)	(1,077)	(3,423)
Other — net	(502)	(452)	(692)	(327)
Loss on early extinguishment of debt	(15,375)	—	(15,375)	—

	(16,064)	(2,239)	(17,144)	(3,750)

Loss before income taxes	(38,922)	(3,418)	(42,006)	(12,201)
Provision for income taxes	1,457	1,686	1,712	1,432

Loss from continuing operations	$(40,379)	$(5,104)	$(43,718)	$(13,633)

Basic loss per share
Continuing operations	$(1.47)	(0.24)	(1.65)	(0.63)

	$(1.47)	(0.24)	(1.65)	(0.63)

Diluted loss per share
Continuing operations	$(1.47)	(0.24)	(1.65)	(0.63)

	$(1.47)	(0.24)	(1.65)	(0.63)

Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$9,743	$(8,692)	$2,403	$(10,426)
Investing activities	(25,911)	3,649	102,877	21,312
Financing activities	(17,907)	(3,400)	(22,092)	11,181
Foreign exchange effects	(636)	(158)	(453)	(118)

Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	27,516	21,539	26,505	21,442
Diluted	27,516	21,539	26,505	21,442
EBITDA (2)	$(34,425)	$1,293	$(33,163)	$(2,863)
Capital expenditures	(8,334)	(1,594)	(10,836)	(5,157)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Reconciliation of Non-GAAP Financial Measure
EBITDA (2)
Net loss, continuing operations	$(40,379)	$(5,104)	$(43,718)	$(13,633)
Interest — net	187	1,787	1,077	3,423
Income taxes	1,457	1,686	1,712	1,432
Depreciation and amortization	4,310	2,924	7,766	5,915

EBITDA	$(34,425)	$1,293	$(33,163)	$(2,863)

Net loss before special items (3)
Net loss, continuing operations	$(40,379)	$(5,104)	$(43,718)	$(13,633)
Government fines and penalties	24,000	—	24,000	—
Loss on early extinguishment of debt	15,375	—	15,375	—

Loss before special items	$(1,004)	$(5,104)	$(4,343)	$(13,633)

Basic loss per share before special items
Continuing operations	$(1.47)	$(0.24)	$(1.65)	$(0.63)
Government fines and penalties	0.87	—	0.91	—
Loss on early extinguishment of debt	0.56	—	0.58	—

Loss per share before special items	$(0.04)	$(0.24)	$(0.16)	$(0.63)

	6/30/2007	3/31/2007	12/31/2006
Balance Sheet Data
Cash and cash equivalents	$107,762	$145,439	$37,643
Working capital	116,426	161,046	170,825
Total assets	406,568	410,714	588,254
Total debt	136,420	167,789	166,152
Stockholders’ equity	102,155	84,569	97,931

Backlog Data (1)
By Reporting Segment:
Construction	$808,617	$397,080	$320,461
Engineering	90,943	92,615	109,122
EPC	144,686	158,594	172,689

	$1,044,246	$648,289	$602,272

By Geographic Area:
North America	1,009,524	611,630	565,408
Middle East	34,722	36,659	36,864

	$1,044,246	$648,289	$602,272

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.

(2)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies.

(3)	Loss before special items (and the related amounts per share), a non-GAAP financial measure, excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the company and its performance relative to other engineering and construction companies.